Exhibit 10.30

LOAN AGREEMENT

BETWEEN

BANK ONE, NA

AND

GOLD BANC CORPORATION, INC.

Dated as of October 1, 2004

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6.8	Survival of Representations and Warranties	27
6.9	Extensions and Renewals	28
6.10	Interest Rate Regulation	28
6.11	Accounting Terms	28
6.12	Additional Actions	28
6.13	Revival of Liabilities	28
6.14	Change of Control	28
6.15	Release; Environmental Indemnity	29

SCHEDULES:

Schedule 3.2	- Capital Stock of the Borrower
Schedule 3.3	- Capital Stock of GBC and GBK
Schedule 3.13	- Post-Employment Benefits (ERISA)
Schedule 3.18	- Pending Litigation
Schedule 4.1	- Outstanding Debt

EXHIBITS:

Exhibit A – Form of Revolving Note
Exhibit B – Confirmation
Exhibit C – Form of Pledge and Security Agreement

ii

LOAN AGREEMENT

     THIS LOAN AGREEMENT (this “Agreement”), dated as of this October 1, 2004, is entered into between GOLD BANC CORPORATION, INC. a Kansas corporation having its principal place of business at 11301 Nall Avenue, Leawood, Kansas 66211 (the “Borrower”), and BANK ONE, NA, a national banking association having a principal place of business at 120 South LaSalle Street, Chicago, Illinois 60603 (the “Lender”).

R E C I T A L S:

     A. The Borrower is the owner of 100% of the outstanding capital stock of GBC Kansas, Inc., a Kansas corporation (“GBC”). GBC is the owner of 100% of the outstanding capital stock of Gold Bank, a Kansas state chartered bank (“GBK”). The outstanding capital stock of GBK may be referred to in this Agreement as the “GBK Shares.”

     B. The Borrower desires to borrow from the Lender up to the principal sum of $25,000,000 (“Maximum Revolving Loan Amount”) under a credit facility consisting of a revolving loan in an aggregate amount not to exceed the Maximum Revolving Loan Amount (“Revolving Loan”).

     C. The Borrower desires to use the proceeds of the Revolving Loan only for general corporate purposes.

     D. The Lender is willing to lend to the Borrower up to an aggregate principal amount not to exceed the Maximum Revolving Loan Amount under the Revolving Loan in accordance with the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth in this Agreement and in the other documents and instruments entered into, or delivered in connection with, or relating to, the Revolving Loan and this Agreement (collectively, including this Agreement, the “Loan Documents”).

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T :

ARTICLE I

THE FACILITY AND THE NOTE

     1.1 The Credit Facility. The Lender shall, subject to the terms and provisions of this Agreement, make available for the Borrower’s use during the term of this Agreement a credit facility in an aggregate amount not to exceed, at any time outstanding, the Maximum Revolving Loan Amount. The credit facility shall be subject to all of the terms and conditions of this Agreement and shall consist of a loan described below in this Section 1.1:

                  (a) Revolving Loan. The Revolving Loan is a loan in an aggregate principal amount not to exceed, at any time outstanding, the Maximum Revolving Loan Amount. The

Revolving Loan is to be evidenced by a promissory note (the “Revolving Note”) substantially in the form of Exhibit A hereto. The unpaid principal balance plus all accrued but unpaid interest on the Revolving Loan shall be due and payable on October 1, 2005, or such earlier date on which such amount shall become due and payable on account of acceleration by the Lender or otherwise in accordance with the terms of this Agreement (“Revolving Loan Maturity Date”). At the Borrower’s election made in accordance with the terms and subject to the conditions set forth in this Agreement, any Advance under the Revolving Loan shall be treated as a Eurodollar Advance or a Prime Rate Advance. Subject to the terms of this Agreement, the Borrower may borrow, repay, and reborrow under the Revolving Loan at any time prior to the Revolving Loan Maturity Date.

                  (b) Certain Definitions. As used in this Agreement, the following terms shall have the following definitions:

(i)	“Advance” shall mean individually or collectively, a borrowing of a Revolving Loan hereunder, consisting of a Prime Rate Advance or a Eurodollar Advance.

(ii)
“Business Day” shall mean: (A) for all purposes other than as covered by clause (B) hereof, any day, other than Saturday, Sunday, a day that is a legal holiday under the laws of the State of Illinois or the State of Kansas or any other day on which banking institutions located in the State of Illinois or the State of Kansas are authorized or required by law or other governmental action to close; and (B) with respect to determinations in connection with, and payments of principal and interest under, Eurodollar Advances, any day which is a Business Day described in clause (A) and which is also a day for trading by and between banks in U.S. dollar-denominated deposits in the London Interbank Eurodollar Market.

(iii)	“Eurodollar Advance” shall mean an Advance that bears interest based on the LIBOR Rate.

(iv)
“Eurodollar Reserve Requirement” shall mean the maximum reserve requirement percentage (expressed as a decimal) as specified in Regulation D of the FRB that the Lender determines would be applicable on the first day of any Interest Period in respect of any Eurodollar Advance, but subject to any amendments to such reserve requirement by the FRB, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. Eurodollar Advances shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.

(v)
“Excluded Taxes” shall mean, in the case of the Lender, taxes imposed on its overall net income by: (A) the jurisdiction under the laws of which the Lender is incorporated or organized; or (B) the jurisdiction in which the Lender's principal executive office is located.

(vi)	“FRB” shall mean the Board of Governors of the Federal Reserve System.

(vii)	“Governmental Agency” shall mean each domestic and foreign federal, state, or local government, political subdivision thereof, department, commission, board,

bureau, tribunal, court, regulatory authority, instrumentality, or agency exercising executive, legislative, judicial, regulatory, or administrative functions, including, without limitation, the FRB, any central bank or comparable agency, and the FDIC.

(viii)
“Interest Period” shall mean the 30-, 60-, 90-, or 180-day period, as selected by the Borrower, commencing on the date such Eurodollar Advance is made or continued as a Eurodollar Advance, provided that any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day. No Interest Period with respect to any Advance shall terminate after the end of the term of any such Advance or after the Revolving Loan Maturity Date.

(ix)	“LIBOR Rate” means a rate of interest (expressed as a percentage per annum) equal to the sum of: (A) LIBOR; plus (B) 125 basis points.

(x)	“LIBOR” means an amount determined pursuant to the following formula:

Reuters Quoted Rate
LIBOR	=	1-Eurodollar Reserve
Requirement

(xi)	“Lien” means a lien, claim, charge, mortgage, assignment, easement, priority, preference, restriction, encumbrance, pledge, or security interest, of any kind, nature, or character.

(xii)
“Material Adverse Change” shall mean a change or event that is or could reasonably be expected to be material and adverse to the business, property, assets, operations, results of operations, or financial condition of Borrower or Borrower, GBC, and GBK, taken as a whole, or that would reasonably be expected to materially and adversely affect: (i) the ability of Borrower, GBC, or GBK to conduct its business; or (ii) the ability of Borrower or GBC to perform its obligations hereunder or any of the Loan Documents.

(xiii)
“Material Adverse Effect” shall mean an effect that is or could reasonably be expected to be material and adverse to the business, property, assets, operations, results of operations, or financial condition of Borrower or Borrower, GBC, and GBK, taken as a whole, or that would reasonably be expected to materially and adversely affect: (i) the ability of Borrower, GBC, or GBK to conduct its business; or (ii) the ability of Borrower or GBC to perform its obligations hereunder or any of the Loan Documents.

(xiv)
“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and any Governmental Agency.

(xv)
“Prime Rate” shall mean the rate of interest (expressed as a percentage per annum) most recently announced or published publicly from time to time by the Lender or its parent as its Prime Rate or Base Rate of interest, which is not necessarily the lowest or most favorable rate of interest charged by the Lender or any of its affiliates on commercial or other loans at any one time. The rate of interest shall change automatically and immediately as and when the Prime Rate or Base Rate shall change, without notice to the Borrower, and any notice to which it may otherwise be entitled is hereby waived, and any such change in the Lender’s Prime Rate or Base Rate shall not affect any of the terms and conditions of the Notes or this Agreement, all of which shall remain in full force and effect.

(xvi)	“Prime Rate Advance” shall mean an Advance that bears interest based on the Prime Rate.

(xvii)
“Reuters Quoted Rate” shall mean, with respect to each Interest Period, and in accordance with the Lender’s normal practice in the London Interbank Eurodollar Market, the offered rate for the period equal to the Interest Period for U.S. Dollar deposits in denominations equal to the requested Eurodollar Advance as of 11:00 a.m. (City of London, England time) two (2) Business Days prior to the first day of the Interest Period as shown on the display designated as “British Bankers Association Interest Settlement Rates” on Reuters Screen FRDB, or such other screen as may replace such screen on Reuters for the purpose of displaying such rate. In the event that such rate is not available on Reuters, then such offered rate shall be otherwise independently determined by the Lender in its reasonable judgment from an alternate, substantially similar independent source available to the Lender or shall be calculated by the Lender by a substantially similar methodology as that theretofore used to determine such offered rate.

(xviii)
“Silver Acquisition” shall mean the pending transaction in which: (a) Borrower will be merged with and into SAC Acquisition Corp., a Delaware corporation, with Borrower being the surviving entity in such merger (“Initial Merger”); (b) immediately following the consummation of the Initial Merger, Borrower will merge with and into Silver Acquisition Corp., a Delaware corporation, with Silver Acquisition Corp. being the surviving entity in such merger; and (c) GBK will be merged with and into a newly-formed federal savings bank, all as provided in that certain Agreement and Plan of Merger, by and among Borrower, Silver Acquisition Corp., and SAC Acquisition Corp., dated as of February 24, 2004, as amended from time to time.

(xix)
“Supervisory Order” shall mean the Written Agreement, dated August 26, 2003, among Borrower, GBK, the Federal Reserve Bank of Kansas City and the Office of the State Banking Commissioner of Kansas, Docket 03-014-WA/RB-HC and 03-014-WA/RB-SM.

(xx)
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     1.2 The Notes. The term “Notes” as used in this Agreement shall mean the Revolving Note and each note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural.

     1.3 Payment of Interest.

               (a) Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed from and including the date of the Advance to and excluding the date of payment. Interest on each Prime Rate Advance shall be due and payable in arrears on the last day of each March, June, September, and December, for the three-month period then ending, commencing December 31, 2004, and at maturity. Interest on each Eurodollar Advance shall be due and payable in arrears on the last day of the Interest Period applicable thereto, and at maturity.

               (b) The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the term of the Revolving Loan. Accordingly, if any transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Notes, the Borrower and the Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under, or in connection with, this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to the Borrower by the Lender.

                (c) Upon the occurrence of any Default (as such term is defined in Section 5.1), the rate of interest on the Notes (the “Default Rate of Interest”) shall be three percent (3%) above the interest rate otherwise applicable from the date of occurrence, and during the continuance, of the Default.

                (d) All payments received by the Lender from, or on behalf of, the Borrower shall first be applied to amounts due under Section 1.7, second to accrued interest under the Revolving Note, and third to principal amounts outstanding under the Revolving Note; provided, however, that following and during any Event of Default (as such term is defined in Section 5.1), all payments received on account of the Borrower’s Liabilities (as such term is defined in Section 1.6) shall be applied in whatever order, combination and amounts as the Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to the Lender.

               (e) The Borrower will pay to the Lender in immediately available funds, at its office at the address as specified in Section 6.3, or such other address as the Lender shall specify in writing, all amounts payable to it in respect of the Loan Documents (including, without limitation, the principal of, or interest on, the Notes then held by the Lender) without any setoff, deduction, counterclaim, protest, demand or presentation or any other notice or formality. The Lender may, if it so determines, make notation of each payment of principal on the Notes, and it will promptly make such notation if the Borrower shall so request. The Lender may also, if it so determines, make notation on the face of the Notes or elsewhere of any modification, amendment, alteration, guaranty or assumption of the Notes. The aggregate unpaid principal amount shown on the face of, or elsewhere on, the Notes shall, absent manifest error, be conclusive evidence of the principal amount owing and unpaid on the Notes. The failure to record any such amount on such schedule, however, shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Notes.

               (f) Subject to the terms and conditions of this Agreement, including, without limitation, Section 1.5, the Borrower may, upon at least one Business Day’s notice to the Lender, prepay (subject to the indemnification and payments by Borrower pursuant to Section 1.8(d)) a portion of the principal amount of a Eurodollar Advance in a minimum aggregate amount of $100,000 or any larger integral multiple of $100,000 by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment; provided, however, that the date of prepayment shall be considered to be the Business Day following receipt of the prepayment by the Lender unless such prepayment is received by the Lender before 1:00 p.m. Chicago time and is made in immediately available funds.

               (g) If any payment to be made by the Borrower hereunder shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. All sums and amounts due, owing, or otherwise payable under any of the Loan Documents shall be paid in such currency of the United States of America that shall be legal tender for the payment or all debts and dues, public or private, at the time of payment.

     1.4 Advances Prior to LIBOR Rate Determination. Anything herein to the contrary notwithstanding, after notice but prior to making any requested Eurodollar Advance, if for any reason whatsoever LIBOR is not then being quoted for the requested Interest Period and in an amount approximating the amount of such Eurodollar Advance, the Lender shall give the Borrower prompt notice thereof and such Eurodollar Advance (if not yet made) shall be a Prime Rate Advance and no conversions into Eurodollar Advances shall be permitted and no new Eurodollar Advances shall be made so long as such condition exists.

     1.5 Determination of Interest Rate on Advances; Renewals and Conversions.

               (a) The Borrower shall have the option, subject to the other provisions of this Agreement, to request that an Advance be made to the Borrower, by giving telephonic notice to the Lender prior to 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date on which any Eurodollar Advance is to be made hereunder and at least one (1) Business Day prior to the date on which any Prime Rate Advance is to be made hereunder, specifying: (A) the amount of the requested Advance; (B) the type of the requested Advance; (C) the borrowing date for the requested Advance (which shall be a Business Day); and (D) the Interest Period applicable to such Advance (in the case of each Eurodollar Advance), which shall not exceed the Revolving Loan Maturity Date. Notwithstanding any provision herein to the contrary, no such telephonic notice shall be valid or effective unless the Borrower provides to the Lender by facsimile a confirmation of such telephonic notice in the form of Exhibit B hereto (“Confirmation”), by 11:00 a.m. (Chicago time) at least two (2) Business Days prior to the date on which any Eurodollar Advance is to be made hereunder and at least one (1) Business Day prior to the date on which any Prime Rate Advance is to be made hereunder. In the event that the Borrower shall fail to select an Interest Period for a Eurodollar Advance, then the Borrower shall be deemed to have selected an Interest Period of 30 days. At no time shall there be outstanding more than six (6) Eurodollar Advances. Each Eurodollar Advance shall be made, continued, or converted in a principal amount of One Million Dollars ($1,000,000) or any whole multiple of One Million Dollars ($1,000,000) in excess thereof.

               (b) Each Prime Rate Advance shall continue as a Prime Rate Advance unless and until such Prime Rate Advance is converted into a Eurodollar Advance pursuant to this Section 1.5 or is repaid in accordance with the terms and conditions of this Agreement. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then-applicable Interest Period therefor, at which time such Eurodollar Advance shall automatically convert into a Prime Rate Advance unless: (i) such Eurodollar Advance is repaid in accordance with the terms of this Agreement; or (ii) the Borrower shall have provided a telephonic notice to the Lender prior to 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the end of such Interest Period requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Notwithstanding any provision herein to the contrary, no such telephonic notice shall be valid or effective unless the Borrower provides to the Lender by facsimile a Confirmation, by 11:00 a.m. (Chicago time) at least two (2) Business Days prior to the date on which any Eurodollar Advance is to be continued hereunder.

               (c) The Borrower may elect from time to time to convert all or any portion of a Prime Rate Advance into a Eurodollar Advance. To convert any Prime Rate Advance, the Borrower shall provide a telephonic notice to the Lender prior to 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date on which any Advance is to be converted hereunder, requesting that all or a portion of a Prime Rate Advance be converted into a Eurodollar Advance. Notwithstanding any provision herein to the contrary, no such telephonic notice shall be valid or effective unless the Borrower provides to the Lender by facsimile a Confirmation, by 11:00 a.m. (Chicago time) at least two (2) Business Days prior to the date on which any Prime Rate Advance is to be converted hereunder.

               (d) Notwithstanding any provision in this Agreement to the contrary: (i) any Prime Rate Advance may be prepaid, in whole or in part, without any premium or penalty; (ii) any Eurodollar Advance may be prepaid, in whole or in part, without any premium or penalty, subject to Section 1.3(f) and further subject to the indemnification and payments by Borrower pursuant to Section 1.8(d); (iii) no Eurodollar Advance may be continued as, or converted into, another Advance, except on the last day of the Interest Period applicable thereto; (iv) in no event may the Borrower select an Interest Period that extends beyond the Revolving Loan Maturity Date; and (v) upon the occurrence and during the continuance of a Default or an Event of Default, no Advance may be made as, converted into, or continued as a Prime Rate Advance or a Eurodollar Advance.

               (e) The Borrower agrees to pay to the Lender a commitment fee of 25 basis points (.25%) on the daily unborrowed portion of the Maximum Revolving Loan Amount from the date hereof to and including the termination and repayment of the Revolving Loan and the Borrower’s Liabilities. The foregoing unused commitment fee shall: (i) be calculated quarterly in arrears for each calendar quarter or portion thereof; (ii) accrue at all times until the termination and repayment of the Revolving Loan and the Borrower’s Liabilities; and (iii) be due and

payable in arrears on the last Business Day of each of March, June, September, and December, commencing with the first such date to occur after the Closing Date. All accrued and unpaid commitment and other fees shall be payable on the effective date of any termination of the obligations of the Lender to make Advances hereunder.

     1.6 Collateral. The Borrower’s obligations under this Agreement, the Notes and any other Loan Documents (collectively, the “Borrower’s Liabilities”) shall be secured by a pledge of the GBK Shares pursuant to the terms of a Pledge and Security Agreement dated as of the Closing Date, between GBC and the Lender, substantially in the form of Exhibit C hereto (the “Pledge Agreement”).

     1.7 Expenses. The Borrower will: (a) pay all reasonable costs and expenses of the Lender incident to the transactions contemplated by this Agreement including, but not limited to, all costs, fees, and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents, and in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Notes and the other Loan Documents, including, without limitation, the Lender’s reasonable out-of-pocket expenses and the charges and disbursements to counsel retained by the Lender; and (b) pay and save the Lender and all other holders of the Notes harmless against any and all liability, costs, and amounts payable as a result of: (i) any taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Notes or the other Loan Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Notes or the other Loan Documents; (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes; (iii) any income taxes in respect of any reimbursement by the Borrower for any of such violations, taxes, interests or penalties paid by the Lender; and (iv) any payment of any Eurodollar Advance prior to the last day of an applicable Interest Period. The obligations of the Borrower under this Section 1.7 shall survive the repayment in full of the Notes. Any of the foregoing amounts incurred by the Lender and not paid by the Borrower upon demand shall bear interest from the date incurred at the Prime Rate plus three percent (3%) per annum and shall be deemed part of the Borrower’s Liabilities hereunder

     1.8 Yield Protection; Availability; Funding Indemnification; Taxes.

               (a) If, on or after the date of this Agreement, the adoption of any law, rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) of any Governmental Agency or quasi-governmental authority, or any change in the interpretation or administration thereof by any Governmental Agency or quasi-governmental authority charged with the interpretation or administration thereof, or compliance by the Lender with any law, rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) of any such Governmental Agency of quasi-governmental authority:

               (i) subjects the Lender to any Taxes or Other Taxes (as defined in Section 1.8(f)), or changes the basis of taxation of payments to the Lender in respect of any Eurodollar Advances; or

               (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or

               (iii) imposes any other condition, the result of which is to increase the cost to the Lender of making, funding or maintaining any Eurodollar Advances or reduces any amount receivable by the Lender in connection with any Eurodollar Advances, or requires the Lender to make any payment calculated by reference to the amount of Eurodollar Advances held or interest received by it, by an amount deemed material by the Lender, and Lender shall determine (which determination shall be conclusive, absent manifest error) that the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any Eurodollar Advances or its commitment hereunder, or to reduce the return received by the Lender in connection with such Eurodollar Advances or commitment, then the Borrower will pay to the Lender, on demand, such additional amount or amounts as the Lender shall from time to time determine as sufficient to compensate and indemnify the Lender for, from, and against, such increased costs and reduction in amount. Lender shall promptly notify Borrower of the occurrence of any event specified in this Section 1.8(a) for which Lender intends to claim additional compensation from Borrower.

               (b) If the Lender shall determine (which determination shall be conclusive, absent manifest error) that the amount of capital required or expected to be maintained by the Lender is increased as a result of a Change (as defined below), then, on demand by the Lender, the Borrower shall pay to the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that the Lender determines is attributable to this Agreement, the Revolving Loan, or its commitment hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means any adoption of, or change in, any law, rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) of any Governmental Agency or quasi-governmental authority after the date of this Agreement that affects the amount of capital required or expected to be maintained by the Lender. Lender shall promptly notify Borrower of the occurrence of any event specified in this Section 1.8(b) for which Lender intends to claim additional compensation from Borrower.

               (c) The Lender shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid, renewed as, or converted to Prime Rate Advances, subject to the payment of any funding indemnification amounts required by this Agreement, in the event that: (i) the Lender shall determine (which determination shall be conclusive, absent manifest error) that maintenance of any Eurodollar Advances would violate any applicable law, rule, regulation, policy, guideline, interpretation, or directive, whether or not having the force of law; or (ii) the Lender shall determine (which determination shall be conclusive, absent manifest error) that: (A) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available; (B) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances; or (C) the Eurodollar Rate is not then being quoted for the relevant Interest Period and in the amount of such Advance.

               (d) If any payment of a Eurodollar Advance occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lender, then the Borrower will indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

               (e) All payments by the Borrower to, or for the account of, the Lender hereunder or under the Revolving Note shall be made free and clear of, and without deduction for, any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from, or in respect of, any sum payable hereunder to the Lender: (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this section) the Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Agency in accordance with applicable law; and (iv) the Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

               (f) The Borrower hereby agrees to pay any present and future stamp or documentary taxes and any other excise or property taxes, charges and similar levies that arise from any payment made hereunder or under the Revolving Note or from the execution or delivery of, or otherwise with respect to, this Agreement or the Revolving Note (“Other Taxes”). The Borrower hereby agrees to indemnify the Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this section) paid by the Lender as a result of its commitment, the Revolving Loan made by it hereunder, or otherwise in connection with its participation in this Agreement, and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made on demand by Lender.

     1.9 The Closing. The initial Advance under the Revolving Loan shall be made at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, counsel to the Lender, at 333 West Wacker Drive, Suite 2700, Chicago, Illinois at 9:30 a.m. on October 1, 2004 (the “Closing Date”), or at such other place or time or on such other date as the parties hereto may agree.

ARTICLE II
CONDITIONS

     2.1 Documents. The obligation of the Lender to make any Advance on the Closing Date is subject to the condition precedent that the Lender receive all of the following, where appropriate, duly executed and dated the Closing Date and in form and substance satisfactory to the Lender and its counsel:

               (a) the Revolving Note;

               (b) the Revolving Note;

               (c) the actual certificates representing all of the securities constituting the Pledged Property (as defined in the Pledge Agreement) together with irrevocable stock powers for each such certificate endorsed in blank by the Borrower;

               (d) the opinion of Stinson Morrison Hecker LLP, counsel for the Borrower, in form and substance acceptable to Lender and its counsel;

               (e) a certificate signed by the President or a Vice President of the Borrower certifying that: (i) the conditions specified in Article II have been fully satisfied; and (ii) no orders, permissions, consents, approvals or authorizations are required to be obtained by the Borrower, GBC, or GBK, or from any Governmental Agency or any other Person, and no registrations or declarations are required to be filed by the Borrower, GBC, or GBK, or with any Governmental Agency or any other Person in connection with, or contemplation of, the execution and delivery of this Agreement and the other Loan Documents, or the performance of any obligations hereunder or thereunder;

               (f) copies, certified by the appropriate secretary of state or other appropriate Governmental Agency, of the articles of incorporation of the Borrower, GBC, and GBK;

               (g) good standing certificates for the Borrower, GBC, and GBK, issued by the appropriate secretary of state or other appropriate Governmental Agency, dated as of a recent date;

               (h) copies, certified by the Secretary or an Assistant Secretary of the Borrower, GBC, and GBK, of the bylaws of the Borrower, GBC, and GBK, respectively;

               (i) copies, certified by the Secretary or an Assistant Secretary of the Borrower and GBC, of resolutions of the Board of Directors of the Borrower and GBC, respectively, authorizing the execution, delivery, and performance of this Agreement, the Notes, the Pledge Agreement, and the other Loan Documents;

               (j) an incumbency certificate of the Secretary or an Assistant Secretary of the Borrower and GBC certifying the names of the officer or officers of the Borrower and GBC, respectively, authorized to sign this Agreement, the Notes, the Pledge Agreement, and the other Loan Documents, together with a sample of the true signature of each such officer (the Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein); and

               (k) copies, certified by the Secretary or an Assistant Secretary of the Borrower and GBC, of all documents evidencing any necessary consents and approvals from each applicable Governmental Agency, including, but not limited to, the FRB, the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation (the “FDIC”), with respect to this Agreement and the other Loan Documents.

     2.2 Other Conditions of Borrowing.

     Notwithstanding any other provision of this Agreement, the Lender shall not be required to make any Advance at any time:

               (a)  if there has occurred, in the Lender’s sole and complete discretion, a Material Adverse Change or Material Adverse Effect since the 2003 Statements (as defined in Section 3.5);

               (b)  if the representations and warranties of the Borrower contained in Article III shall not be true on and as of the date of any Advance, with the same effect as though such representations and warranties had been made on and as of such date;

               (c)  if any Event of Default or Default has occurred;

               (d)  if all necessary or appropriate actions and proceedings shall not have been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto shall not have been completed and tendered for delivery, in substance and form reasonably satisfactory to the Lender, including, but not limited to, if appropriate in the opinion of the Lender, the Lender’s failure to have received evidence that all necessary approvals from Governmental Agencies to enter into this Agreement have been received; or

               (e)  if the Lender shall not have received in substance and form reasonably satisfactory to the Lender, all certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents which are provided for hereunder, or which it may reasonably request.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

     To induce the Lender to make the Revolving Loan provided for herein, the Borrower hereby represents and warrants as set forth below.

     3.1 Corporate Organization. Each of the Borrower and GBC: (a) is a corporation duly organized and validly existing and in good standing under the laws of the State of Kansas; (b) is duly qualified as a foreign corporation and in good standing in all states in which it is doing business except where the failure to so qualify would not cause a Material Adverse Effect; and (c) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. GBK is duly organized, validly existing and chartered under the laws of the State of Kansas, and has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. The deposit accounts of GBK are insured by the FDIC in accordance with the FDIC Regulations. The Borrower, GBC, and GBK have made payment of all franchise and similar taxes in each of the respective jurisdictions in which they are incorporated or qualified, and so far as such taxes are due and payable at the date of this Agreement, except for any such taxes: (a) where the failure to pay such taxes would not cause a Material Adverse Effect; and (b) the validity of which is being contested in good faith and for which proper reserves have been set aside on the books of the Borrower, GBC, or GBK, as the case may be.

3.2 Capital Stock of the Borrower.

               (a) Schedule 3.2 correctly sets forth: (i) the state or states in which the Borrower conducts its businesses; and (ii) a list of all direct and indirect subsidiaries of the Borrower.

               (b) All of the outstanding capital stock of the Borrower has been duly authorized, legally and validly issued and is fully paid and nonassessable.

     3.3 Capital Stock of GBC and GBK.

               (a) Schedule 3.3 correctly sets forth: (i) the state or states in which GBC and GBK physically conducts its business; and (ii) a list of each class of stock of GBC and GBK as well as the owners of record and beneficial owners thereof, including the number of shares held by each, and, except as otherwise stated in Schedule 3.3, there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of GBC or GBK. The Borrower is the owner of 100% of the outstanding capital stock of GBC. GBC is the owner of 100% of the outstanding capital stock of GBK.

               (b) The GBK Shares have been duly authorized and legally and validly issued, and are fully paid and nonassessable. The GBK Shares are owned by GBC free and clear of any and all Liens. GBC will, at all times during the term of this Agreement, own the GBK Shares free and clear of any and all Liens, except for any security interest granted herewith or previously to the Lender. None of the GBK Shares have been issued in violation of any shareholder’s preemptive rights. There are, as of the date hereof, no outstanding options, rights or warrants obligating GBK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of GBK or obligating GBK to grant, extend or enter into any such agreement or commitment.

     3.4 Margin Securities. None of the GBK Shares qualifies as “margin stock” under Regulation U of the FRB. Neither the making of any Advance nor the use of the proceeds thereof will violate the provisions of Regulations T, U, or X of the FRB.

     3.5 Financial Statements. The Borrower has delivered to the Lender copies of the consolidated and consolidating financial statements of the Borrower as of and for the year ending December 31, 2003 (“2003 Statements”) and consolidated financial statements as of and for the quarters ending March 31, 2004 and June 30, 2004 (“2004 Statements”). The 2003 Statements have been audited by the Borrower’s certified public accountants, KPMG LLP (“Auditor”). The 2003 Statements and the 2004 Statements shall be referred to collectively herein as the “Financial Statements.” The Financial Statements: (a) are true and correct in all material respects; (b) are in accordance with the respective books of account and records of the Borrower, GBC, and GBK and their subsidiaries; (c) have been prepared in accordance with applicable banking regulations and generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods; and (d) fairly and accurately present in all material respects the financial condition of the Borrower, GBC, GBK, and their subsidiaries and their assets and liabilities and the results of their operations as of such dates and for the periods represented thereby. The Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of the Borrower, GBC, GBK, and their subsidiaries in accordance with GAAP. None of the Borrower, GBC, GBK, or any of their subsidiaries has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) that is not provided for, or disclosed in, the Financial Statements. Since December 31, 2003, there has been no Material Adverse Change. Each call report and Form FRY-9C delivered to the Lender or any Governmental Agency at any time following the Closing Date or prepared by, or on behalf of, the Borrower, GBC, or GBK shall, as of the dates of such reports and forms: (a) be true and correct in all material respects; (b) be in accordance with the respective books of account and records of the Borrower, GBC, and GBK and their subsidiaries; (c) be prepared in accordance with applicable banking regulations and GAAP applied on a basis consistent with prior periods; and (d) fairly and accurately present in all material respects the financial condition of the Borrower, GBC, GBK, and their subsidiaries and their assets and liabilities and the results of their operations as of such dates and for the periods represented thereby.

     3.6 Title to Properties.

               (a) The Borrower, GBC, and GBK have good and marketable fee title to all real property (or have adequate title insurance from a reputable title insurance company insuring good and marketable title), and good and marketable title to all other property and assets reflected in the Financial Statements, excluding property and assets sold or otherwise disposed of subsequent to the date of such Financial Statements, except when the failure to have good and marketable title would not cause a Material Adverse Effect.

               (b) For material assets or property leased by the Borrower, GBC, or GBK, the Borrower, GBC, and GBK enjoy peaceful and undisturbed possession under all of the leases under which they are operating, all of which permit the customary operations of the Borrower, GBC, and GBK, as applicable. None of such leases is in material default and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a material default under any thereof.

     3.7 Transaction is Legal and Authorized. The borrowing of the principal amount of the Revolving Loan, the execution and delivery of this Agreement and the other Loan Documents and compliance by the Borrower with all of the provisions of this Agreement and of the other Loan Documents are within the corporate and other powers of the Borrower and GBC. This Agreement and the other Loan Documents have been duly authorized, executed and delivered, and are the legal, valid and binding obligations of the Borrower and GBC, as appropriate, enforceable in accordance with their terms. Each Person executing and delivering this Agreement and the other Loan Documents on behalf of the Borrower and GBC has full right, authorization, power, and capacity to do so.

     3.8 No Defaults or Restrictions. Neither the execution and delivery of the Loan Documents nor compliance with their terms and conditions will conflict with or result in a material breach of, or constitute a material default under, any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, corporate charter, bylaw or any other agreement or instrument to which the Borrower, GBC, or GBK is now a party or by which any of them or any of their properties may be bound or affected, or any judgment, order, writ, injunction, decree or demand of any arbitrator or Governmental Agency, or result in the creation or imposition of any Lien of any nature whatsoever upon any property or asset of the Borrower, GBC, or GBK under the terms or provisions of any of the foregoing. None of Borrower, GBC, or GBK is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Borrower, GBC, or GBK is a party or by which the Borrower, GBC, or GBK or their properties may be bound or affected.

     3.9 Governmental Consent. No orders, permissions, consents, approvals or authorizations are required to be obtained by the Borrower, GBC, or GBK from any Governmental Agency or any other Person, and no registrations or declarations are required to be filed by the Borrower, GBC, or GBK with any Governmental Agency or any other Person in connection with, or contemplation of, the execution and delivery of this Agreement and the other Loan Documents, or the performance of any obligations hereunder or thereunder, other than consents or approvals that have been obtained by the Borrower prior to the Closing Date.

     3.10 Taxes. The Borrower, GBC, and GBK have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by the Borrower, GBC, or GBK, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. To the Borrower’s knowledge, after reasonable inquiry, there is no audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to the United States income tax liability of the Borrower, GBC, or GBK. To the Borrower’s knowledge, after reasonable inquiry, the Borrower, GBC, and GBK have withheld amounts from their employees and all other Persons in full and complete compliance with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.

     3.11 Compliance with Law. The Borrower, GBC, and GBK are in compliance with all applicable statutes, rules, regulations, orders and restrictions of each Governmental Agency having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except: (a) as expressly provided in the Supervisory Order; and (b) when non-compliance would not cause a Material Adverse Effect.

     3.12 Restrictions on the Borrower. None of Borrower, GBC, or GBK is a party to, nor is bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction materially and adversely affecting its business, property, assets, operations or financial condition, except: (a) as expressly provided in the Supervisory Order; and (b) when such restriction would not cause a Material Adverse Effect.

     3.13 ERISA. To the knowledge of the Borrower, after reasonable inquiry, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”)) established or maintained by the Borrower or any ERISA Affiliate (as defined in this Section 3.13) or to which the Borrower or any ERISA Affiliate contributes (each, an “Employee Benefit Plan”) are in material compliance with applicable requirements of ERISA, and are in material compliance with applicable requirements (including qualification and non-discrimination requirements) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the “Code”) for obtaining the tax benefits the Code thereupon permits with respect to such plans. Each Employee Benefit Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) materially complies with and has been maintained and operated in material compliance with each of the requirements of Section 4980B of the Code. To the knowledge of the Borrower, after reasonable inquiry, neither the Borrower nor any ERISA Affiliate has failed to make any contributions or to pay any amounts with respect to any Employee Benefit Plan or ERISA or any other applicable law. To the knowledge of the Borrower, after reasonable inquiry, no “reportable event” or “prohibited transaction,” as defined in ERISA, has occurred or is continuing as to any Employee Benefit Plan and no excise taxes have been incurred or security is required with respect to any Employee Benefit Plan. To the knowledge of the Borrower, after reasonable inquiry, no Employee Benefit Plan has, or as of the Closing Date will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which the Borrower or any ERISA Affiliate could be liable to any person under Title IV of ERISA if any such plan were terminated. To the knowledge of the Borrower, after reasonable inquiry, all Employee Benefit Plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations under Title IV of ERISA relating to any Employee Benefit Plan that is a multiemployer plan if any such plan were terminated or if the Borrower or any ERISA Affiliate withdrew from any such plan. To the knowledge of the Borrower, after reasonable inquiry, and except as otherwise disclosed in Schedule 3.13 and except as required by Section 4980B of the Code or applicable state insurance laws, neither the Borrower nor any ERISA Affiliate has promised any employee medical coverage after termination of employment, or promised medical coverage to any former employee or other individual not employed by the Borrower or any ERISA Affiliate, and neither the Borrower nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to employees after their termination of employment or any other individual not employed by the Borrower or any ERISA Affiliate. “ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) which together with the Borrower would be a member of the same “controlled group” within the meaning of Sections 414(b), (m), (c) and (o) of the Code.

     3.14 Reserved.

     3.15 Reserve for Possible Loan and Lease Losses. Except as previously disclosed to the Lender, the reserves for possible loan and lease losses shown in the Financial Statements are adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding, as of the date of such statements or reports, and the Borrower has no reason, at the present time, to believe that the loan portfolio of GBK at each such date will incur losses in excess of such reserves.

     3.16 Regulatory Enforcement Actions. None of Borrower, GBC, or GBK nor any of their respective officers or directors is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any

Governmental Agency (other than as expressly provided in the Supervisory Order), nor, to the knowledge of the Borrower, after reasonable inquiry, are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Agency.

     3.17 Reserved.

     3.18 Pending Litigation. Except as disclosed in Schedule 3.18, there are no actions, suits or proceedings pending, or, to the knowledge of the Borrower, after reasonable inquiry, threatened or proposed, against the Borrower, GBC, or GBK at law or in equity or before or by any Governmental Agency, which if adversely decided would cause a Material Adverse Effect. None of Borrower, GBC, or GBK is in default with respect to any order, writ, injunction, or judgment or decree of, or any written agreement with, any Governmental Agency.

     3.19 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

     3.20 Name of the Borrower and Related Matters. The complete and exact name of the Borrower is “Gold Banc Corporation, Inc.” and the Borrower does not operate under any assumed name. The organizational identification number assigned to the Borrower by the State of Kansas is 0953117. The complete and exact name of GBC is “GBC Kansas, Inc.” and GBC does not operate under any assumed name. The organizational identification number assigned to GBC by the State of Kansas is 2790640. The Borrower’s chief executive offices are located at the address set forth in Section 6.3 hereof. The books and records of the Borrower are kept at its chief executive offices and at no other location. There has not been any change in any of the matters set forth in Section 3.1 or in this Section 3.20 within five (5) years prior to the date hereof.

     3.21 No Misstatement. No information, exhibit, report or document furnished by the Borrower to the Lender in connection with the negotiation or execution of this Agreement or the making of the Revolving Loan contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading, all as of the date when furnished to the Lender.

     Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement, the Revolving Note, and the Pledge Agreement. Each request for an Advance (or conversion or continuation thereof) by the Borrower shall constitute a representation and warranty that, as of the date of such request and as of the date on which the Advance shall be made, converted, or continued (as applicable): (a) there exists no Default or Event of Default; and (b) the representations and warranties contained in this article are true and correct, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

ARTICLE IV
COVENANTS

     4.1 Negative Covenants. The Borrower agrees that until the commitment of the

Lender to make the Revolving Loan has terminated and the Borrower satisfies all of its obligations to the Lender, including, but not limited to, its obligations to pay in full all of the Borrower’s Liabilities, the Borrower shall not itself, nor shall the Borrower cause, permit or allow GBC or GBK to, directly or indirectly:

               (a) create, assume, incur, have outstanding, or in any manner become liable in respect of any indebtedness for borrowed money, other than as reflected in Schedule 4.1 or in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices. For purposes of this Agreement, the phrase “indebtedness” shall mean and include: (i) all items arising from the borrowing of money, which according to generally accepted accounting principles now in effect, would be included in determining total liabilities as shown on the balance sheet; (ii) all indebtedness secured by any Lien in property owned by the Borrower whether or not such indebtedness shall have been assumed; (iii) all guarantees, sureties, and similar contingent liabilities with respect to indebtedness of others; and (iv) all other obligations evidencing indebtedness to others;

               (b) create, assume, incur, suffer or permit to exist any Lien (including the Lien of a conditional vendor), of any kind or character upon or with respect to any of their real or personal properties, whether owned at the date hereof or hereafter acquired, or assign or otherwise convey any right to receive income excepting only: (i) Liens for taxes, assessments or other charges by a Governmental Agency for then current year or which are not yet due or delinquent; (ii) Liens for taxes, assessments or other charges by a Governmental Agency already due, but the validity of which is being contested at the time in good faith in such a manner as not to make the property forfeitable; (iii) Liens and charges incidental to current operations that are not due or delinquent; (iv) Liens for workmen’s compensation awards not due or delinquent; (v) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation; (vi) purchase money mortgages or other liens on real property including those incurred for the construction of a banking facility, and bank furniture and fixtures acquired or held in the ordinary course of business to secure the purchase price of such property or to secure the indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such mortgages or other liens, or mortgages or other liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount; provided that no such mortgage or other liens shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or lien being extended, renewed or replaced, and provided further that no such mortgage or lien shall exceed 75% of the price of acquisition, construction or improvement at the time of acquisition, construction or improvement; and provided further that the aggregate principal amount of consolidated indebtedness at any one time outstanding and secured by mortgages, liens, conditional sale agreements and other security interests permitted by this clause shall not exceed 10% of the consolidated capital of the Borrower or any Subsidiary, as the case may be; (vii) Liens existing on the date hereof as shown on the 2004 Statements; (viii) in the case of GBK, Liens incurred in the ordinary course of the business of banking and in accordance with applicable laws and regulations and safe and sound banking practices; and (ix) any Lien granted by the Borrower, GBC, or GBK to the Lender;

               (c)  dispose of by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired, outside the ordinary course of business in excess of 10% of its consolidated assets in any fiscal year;

               (d)  purchase the assets of, merge into, or consolidate with or into, any other Person, other than pursuant to the Silver Acquisition;

               (e)  make any loans or advances to any Person, other than loans or advances made by GBK in the ordinary course of its banking business or any loans among Borrower, GBC, and GBK, all in accordance with applicable laws and regulations and safe and sound banking practices;

               (f)  engage in any business or activity not permitted by all applicable laws and regulations, including without limitation, the Bank Holding Company Act of 1956, as amended, the National Bank Act, as amended, the Federal Deposit Insurance Act, as amended (the “FDI Act”), and any regulations promulgated thereunder;

               (g)  make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices;

               (h)  create, assume, incur, suffer or permit to exist any Lien on the GBK Shares, except for any security interest granted herewith or previously to the Lender;

               (i)  cause or allow the Borrower to own less than 100% of the outstanding capital stock of GBC, or cause or allow GBC to own less than 100% of the outstanding capital stock of GBK;

               (j)  sell, transfer, issue, reissue, exchange or grant any option with respect to any GBK Shares, other than pursuant to the Silver Acquisition;

               (k)  (i) redeem or otherwise purchase any of its capital stock, whether in connection with an employee stock ownership plan sponsored by the Borrower, GBC, or GBK or otherwise; (ii) declare a stock dividend; or (iii) otherwise change the capital structure of the Borrower, GBC, or GBK other than to make capital contributions to GBK that would not cause an Event of Default or Default hereunder;

               (l)  breach or fail to perform or observe any of the terms and conditions of the Notes, the Pledge Agreement or any other Loan Document;

               (m)  engage in any unsafe or unsound banking practices; or

               (n)  violate any law or regulation, or any condition imposed by, or undertaking provided to, the FRB, the FDIC, the OCC or any other Governmental Agency.

     4.2 Affirmative Covenants.

     The Borrower agrees that until the commitment of the Lender to make Advances has terminated and the Borrower satisfies all of the Borrower’s Liabilities, including, but not limited to its obligations to pay in full all principal, interest and other amounts in accordance with the terms of this Agreement, the Notes and the Pledge Agreement, it shall satisfy the covenants set forth below.

               (a) The Borrower shall furnish and deliver to the Lender:

               (i) as soon as available, but in any event not more than one hundred twenty (120) days after the close of each fiscal year of the Borrower, or within such further time as the Lender may permit, consolidated audited financial statements for the Borrower, GBC, and GBK, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein by Auditor or other independent certified public accountants selected by the Borrower, who shall give their unqualified opinion with respect thereto;

               (ii) as soon as available, but in any event not more than forty-five (45) days after the close of each quarterly period of each fiscal year of the Borrower, or within such further time as the Lender may permit, the internally prepared call reports filed by GBK and each Form FRY-9C filed by the Borrower and GBC with federal bank regulatory agencies;

               (iii) as soon as practicable, and in no event later than forty-five (45) days after the close of each quarterly period of each fiscal year of the Borrower, copies of the then-current loan/asset watch list, the substandard loan/asset list, the nonperforming loan/asset list, and the other real estate owned list of GBK;

               (iv) promptly following the occurrence of any Event of Default or Default (and in no event more than five (5) Business Days after the Borrower becomes aware of any such occurrence) a notice signed by the President of the Borrower setting forth a detailed description of such event, the steps, if any, that are being taken to cure it, and the estimated time within which such cure will occur. The Borrower shall provide such additional information concerning the matters referenced in any such notice as the Lender may reasonably request, which additional information shall be certified by the President of the Borrower;

               (v) to the extent permitted by law, promptly after same are available, copies of each annual report, proxy or financial statement sent by the Borrower to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower, GBC, or GBK may file or be required to file with any federal or state banking regulatory agency or any other Governmental Agency or with any securities exchange (unless such reports and statements are otherwise publicly available), and each call report and Uniform Bank (and Bank Holding Company) Performance Report with respect to the Borrower, GBC, and GBK;

                (vi) promptly after receiving written notice thereof, but in no event more than two (2) Business Days thereafter, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any Governmental Agency, in connection with the Borrower, GBC, or GBK, other than ordinary course of business litigation not involving the FRB, the FDIC or the OCC, which, if adversely decided, would not cause a Material Adverse Effect; and

               (vii) promptly upon receipt thereof, one copy of each written financial report submitted to the Borrower by Auditor (or any other auditor).

               (b) The Borrower (on a consolidated basis) shall maintain and cause GBK to maintain such capital as may be necessary to cause each of Borrower, GBC, or GBK to be classified as “well capitalized” in accordance with the rules and regulations of its primary federal regulator as in effect from time to time, and consistent with the financial information and reports contemplated in Section 4.2(a) hereof.

               (c) The Borrower shall (and shall cause GBC and GBK to) promptly pay and discharge all taxes, assessments and other charges imposed by a Governmental Agency upon the Borrower, GBC, or GBK or upon the income, profits, or property of the Borrower, GBC, or GBK and all claims for labor, material or supplies which, if unpaid, might by law become a Lien upon the property of the Borrower, GBC, or GBK. None of Borrower, GBC, or GBK shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of the Borrower, GBC, or GBK as are deemed reasonably adequate by the Lender.

               (d) The Borrower shall maintain bonds and insurance and cause GBC and GBK to maintain bonds and insurance with responsible and reputable insurance companies or associations in such amounts and covering such risk as is usually carried by owners of similar businesses and properties in the same general area in which the Borrower, GBC, and GBK operates, and such additional bonds and insurance as may reasonably be required by the Lender.

               (e) The Borrower shall permit and cause GBC and GBK to permit the Lender through its employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of the Borrower, GBC, and GBK at such times during normal business hours and as often as the Lender reasonably may request.

               (f) As soon as possible, and in any event within ten (10) Business Days, after: (i) the Borrower or any ERISA Affiliate knows that with respect to any Employee Benefit Plan, a “prohibited transaction,” a “reportable event,” or any other event or condition which could subject the Borrower or any ERISA Affiliate to liability under ERISA or the Code; or (ii) the institution of steps by the Borrower or any ERISA Affiliate to withdraw from, or the institution of any steps by any party to terminate, any Employee Benefit Plan; has or may have occurred, the Borrower shall deliver to the Lender a certificate of a responsible officer setting forth the details of such matter, the action that the Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation. For purposes of this covenant, the Borrower shall be deemed to have knowledge of all facts known by the fiduciaries of any plan of the Borrower or any ERISA Affiliate.

                (g) The Borrower shall:

               (i) and shall cause each of its Subsidiaries to comply with all federal, state and local laws, statutes, ordinances, regulations and policies relating to health, safety, ecology or the environment (collectively, the “Environmental Laws”), except as would not cause a Material Adverse Effect;

               (ii) promptly notify the Lender of any proposed action outside the normal course of business to be taken by the Borrower or any Subsidiary to commence industrial or other operations that could subject the Borrower or any Subsidiary to additional Environmental Laws;

               (iii) at their own expense, provide copies of such documents or information as the Lender may reasonably request in relation to any matters disclosed pursuant to this Section 4.2(i); and

               (iv) promptly take any and all necessary remedial action in connection with any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials, on, under or about any real property or other facilities owned, leased, operated or used by the Borrower or any of the Subsidiaries (hereinafter, each a “Facility”) in order to comply with all applicable authorizations, licenses, permits, approvals and Environmental Laws of or by a Governmental Agency. In the event the Borrower or any Subsidiary undertakes any remedial action with respect to any Hazardous Material on, under or about any Facility, such Borrower or Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all Governmental Agencies.

               (h) The Borrower shall promptly provide the Lender with copies of all written reports presented to the board of directors of the Borrower GBC, and GBK as the Lender may from time to time reasonably request.

               (i) The Borrower shall promptly provide and cause GBC and GBK to promptly provide the Lender with such other documents, materials, and information concerning the business, operations, financial condition and regulatory status of the Borrower, GBC, and GBK (including the status of the Silver Acquisition) as the Lender may from time to time reasonably request.

               (j) The Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of GBC and GBK and its and their rights and franchises, and comply with all related laws applicable to the Borrower, GBC, and GBK, except as would not cause a Material Adverse Effect.

               (k) The Borrower shall comply and cause GBC and GBK to comply with all applicable laws, statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except as would not cause a Material Adverse Effect.

               (l) The Borrower shall use the proceeds of the Revolving Loan only for general corporate purposes. The Borrower shall not use any portion of the proceeds of the Revolving Loan: (i) directly or indirectly to purchase or carry any security or reduce or retire any indebtedness originally incurred to purchase any such security within the meaning of Regulation U of the FRB; or (ii) so as to involve the Borrower or the Lender in a violation of Regulation T, U or X of the FRB.

ARTICLE V

EVENTS OF DEFAULT; DEFAULT; RIGHTS UPON DEFAULT

     5.1 Events of Default. The happening or occurrence of any of the following events, acts or conditions (an “Event of Default”) and the Borrower’s failure to cure same after expiration of any applicable cure period shall each constitute a “Default” hereunder, and any such Default shall also constitute a default and an event of default under the Notes, the Pledge Agreement and each other Loan Document, without right to notice or time to cure in favor of the Borrower except as indicated below:

               (a) if the Borrower fails to make any payment when due or where applicable upon demand as provided for herein;

               (b) if there continues to exist any breach under any obligation of any other documents executed pursuant to this Agreement including, without limitation, the Notes or the Pledge Agreement and such breach remains uncured beyond the applicable time period, if any, specifically provided therefor;

               (c) if any representation or warranty made by the Borrower herein, or in any other agreement now or at any time hereafter existing between the Borrower or GBC and the Lender (including, without limitation, the Pledge Agreement), is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Borrower, GBC, or GBK to the Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

               (d) if the Borrower or GBC fails to perform or observe any covenant or agreement contained in any other agreement between or among the Borrower, GBC, and the Lender (including, without limitation, the Pledge Agreement) or if any condition contained in any agreement between or among the Borrower or GBC and the Lender (including, without limitation, the Pledge Agreement) is not fulfilled and such failure remains uncured beyond the applicable time period, if any, specifically provided therefor;

               (e) fifteen (15) days after written notice thereof, if the Borrower shall continue to fail to perform and observe, or cause or permit GBC or GBK to fail to perform and observe, any covenants under this Agreement, including, without limitation, all affirmative and negative covenants set forth in Article IV of this Agreement;

               (f) if the FRB, the FDIC, the OCC or any other Governmental Agency charged with the regulation of bank holding companies or depository institutions: (i) issues to the Borrower, GBC, or GBK, or initiates any action, suit or proceeding to obtain against, imposes on or requires from the Borrower, GBC, or GBK, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by GBC or GBK or the payments of any debt by the Borrower, restrictions that make the payment of the dividends by GBC or GBK or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding, and in the Lender’s sole discretion, any of the foregoing would cause a Material Adverse Effect; or (ii) issues to any executive officer or director of the Borrower, GBC, or GBK, or initiates any action, suit or proceeding to obtain against, imposes on or requires from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties and in the Lender’s sole discretion, any of the foregoing would cause a Material Adverse Effect;

               (g) if GBK is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for GBK, and, in the Lender’s sole discretion, such notification or appointment would cause a Material Adverse Effect;

               (h) if the Borrower, GBC, or GBK becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee of any substantial part of the assets of the Borrower, GBC, or GBK is applied for or appointed, and if appointed, the Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within forty-five (45) days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

               (i) if any proceedings involving the Borrower, GBC, or GBK are commenced by or against the Borrower, GBC, or GBK under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of any Governmental Agency and, the Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within forty-five (45) days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

               (j) if any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, in an aggregate amount in excess of $1,000,000.00, shall be entered or filed against the Borrower, GBC, or GBK or against any of their property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days;

               (k) fifteen (15) days after notice thereof, if the Borrower, GBC, or GBK continues to be in default in any payment of principal, interest, or any other amount or obligation in excess of $500,000 in the aggregate, or in the performance of any other term, condition or covenant contained in any agreement (including but not limited to an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity;

               (l) if the Pledged Property, as defined in the Pledge Agreement, is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any Lien of any kind (other than in favor of Lender), or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

               (m) if twenty-five percent (25%) or more of the outstanding voting stock of the Borrower, GBC, or GBK shall be acquired, directly or indirectly, by a Person or group of Persons acting in concert, whether in one transaction or a series of transactions, where such Person or group is not a stockholder of the Borrower, GBC or GBK, as of the date of this Agreement, other than pursuant to the Silver Acquisition.

     5.2 Remedies of the Lender. Upon the occurrence of a Default, the Lender shall have all rights and remedies provided by applicable law and, without limiting the generality of the foregoing, may, at its option, declare its commitments to be terminated and the Notes shall thereupon be and become forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Notes, the Pledge Agreement or other Loan Documents to the contrary notwithstanding, and may, also without limitation, appropriate and apply toward the payment of the Notes any indebtedness of the Lender to the Borrower however created or arising, and may, also without limitation, exercise any and all rights in and to the collateral security under the Pledge Agreement. There shall be no obligation to liquidate any collateral pledged hereunder in any order or with any priority or to exercise any remedy available to the Lender in any order.

ARTICLE VI
MISCELLANEOUS

     6.1 Waiver By the Lender. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Time is of the essence in the performance of the covenants, agreements and obligations of the Borrower.

     6.2 Entire Agreement and Modifications of Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements between the Lender and the Borrower with respect to the subject matter hereof. This Agreement will become effective as of the date hereof upon its execution by the parties hereto. No amendment, modification, termination or waiver of any provision of this Agreement, the Pledge Agreement or the Notes, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     6.3 Notices. Except in the case of notices and other communications expressly permitted under this Agreement to be given by telephone (which shall be made only to the parties and at their phone numbers set forth below), all notices and requests to or upon the respective parties hereto shall be in writing and shall be deemed to have been given or made five (5) days after having been deposited in the United States mail, certified or registered with return receipt requested, or when delivered personally (by courier service such as Federal Express, or by other messenger) at the address set forth below or when dispatched by telecopy or other means of facsimile transmission, to the number set forth below:

if to the Lender:

Bank One, NA
120 South LaSalle Street
Mail Code IL1-1110
Chicago, Illinois 60603
Attention: Doug Gallun, First Vice President
Telecopy: (312) 661-9511
Telephone: (312) 661-7164

if to the Borrower:

Gold Banc Corporation, Inc.
11301 Nall Avenue
Leawood, Kansas 66211
Attention: Rick Tremblay, Chief Financial Officer
Telecopy: (913) 451-8004
Telephone: (913) 451-8050

or to such addresses as may be hereafter designated by the respective parties hereto in writing by a notice given in accordance herewith.

     6.4 Counterparts. This Agreement may be executed by facsimile in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same document.

     6.5 Successors and Assigns. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or delegate its rights or duties hereunder or any interest herein without the prior written consent of the Lender, which may be given or denied in the Lender’s sole and absolute discretion.

     6.6 Governing Law and Other Matters. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HAVE BEEN NEGOTIATED, EXECUTED AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE AT, CHICAGO, ILLINOIS. THE REVOLVING LOAN PROVIDED HEREIN IS TO BE FUNDED AND REPAID AT, AND THIS AGREEMENT IS OTHERWISE TO BE PERFORMED AT, CHICAGO, ILLINOIS AND

THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO: (i) ITS JUDICIALLY OR STATUTORILY PRONOUNCED RULES REGARDING CONFLICT OF LAWS OR CHOICE OF LAW; (ii) WHERE ANY OTHER AGREEMENT IS EXECUTED OR DELIVERED; (iii) WHERE ANY PAYMENT OR OTHER PERFORMANCE REQUIRED BY ANY SUCH AGREEMENT IS MADE OR REQUIRED TO BE MADE; (iv) WHERE ANY BREACH OF ANY PROVISION OF ANY SUCH AGREEMENT OCCURS, OR ANY CAUSE OF ACTION OTHERWISE ACCRUES; (v) WHERE ANY ACTION OR OTHER PROCEEDING IS INSTITUTED OR PENDING; (vi) THE NATIONALITY, CITIZENSHIP, DOMICILE, PRINCIPAL PLACE OF BUSINESS, OR JURISDICTION OR ORGANIZATION OR DOMESTICATION OF ANY PARTY; (vii) WHETHER THE LAWS OF THE FORUM JURISDICTION OTHERWISE WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF ILLINOIS; OR (viii) ANY COMBINATION OF THE FOREGOING. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER RECOGNIZES THAT THE LENDER’S PRINCIPAL OFFICE IS LOCATED IN CHICAGO, ILLINOIS AND THAT THE LENDER MAY BE IRREPARABLY HARMED IF REQUIRED TO INSTITUTE OR DEFEND ANY ACTIONS AGAINST THE BORROWER IN ANY JURISDICTION OTHER THAN THE NORTHERN DISTRICT OF ILLINOIS OR COOK COUNTY, ILLINOIS; THEREFORE, THE BORROWER IRREVOCABLY (a) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING RELATING TO THIS AGREEMENT AND/OR THE REVOLVING LOAN REFERENCED HEREIN MAY BE BROUGHT IN THE NORTHERN DISTRICT OF ILLINOIS, IF FEDERAL JURISDICTION IS AVAILABLE, AND, OTHERWISE, IN THE CIRCUIT COURT OF COOK COUNTY, AT THE LENDER’S OPTION; (b) CONSENTS TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; (c) WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN EITHER SUCH COURT; AND (d) AGREES TO JOIN THE LENDER IN ANY PETITION FOR REMOVAL TO EITHER SUCH COURT BROUGHT BY THE LENDER. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     6.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

     6.8 Survival of Representations and Warranties. All covenants, agreements, representations and warranties made by the Borrower or GBC herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement or any of the other Loan Documents shall, notwithstanding any investigation by or knowledge on the part of the Lender, be deemed material and relied on by the Lender and shall survive the making of this Agreement and the other Loan Documents, and shall be deemed to be continuing representations and warranties until such time as the Borrower has satisfied all of its obligations to the Lender, including, but not limited to the obligation to pay in full all principal, interest and other amounts in accordance with the terms of this Agreement and the Notes. All warranties and representations in any such certificates or other instrument shall constitute warranties and representations by the Borrower hereunder.

     6.9 Extensions and Renewals. This Agreement shall govern the terms of any extensions or renewals to the Notes, subject to any additional terms and conditions imposed by the Lender in connection with any such extension or renewal.

     6.10 Interest Rate Regulation. The Borrower hereby represents that the indebtedness evidenced hereby constitutes loans made by the Lender to enable the Borrower to carry on a commercial enterprise for the purpose of investment or profit; and that such loans are loans for business purposes under the intent and purview of Chapter 815, Section 205/4 of the Illinois Compiled Statutes.

     6.11 Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP which are applied in the preparation of the financial statements referred to in Section 3.5, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles, except that interim financial statements shall not include year-end audit adjustments or footnotes.

     6.12 Additional Actions. The Borrower agrees to do or cause GBC and GBK to do such further acts and things and to execute and deliver to the Lender such additional assignments, agreements, powers, certificates, documents, materials and instruments, as the Lender may reasonably require or deem advisable to carry into effect the purposes of this Agreement, the Notes, the Pledge Agreement or any other Loan Document, or to better assure and confirm unto the Lender its rights, powers and remedies hereunder or under such other loan documents.

     6.13 Revival of Liabilities. To the extent that the Lender receives any payment on account of the Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then, to those of such payment(s) or proceeds received, the Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by the Lender and applied on account of the Borrower’s Liabilities.

     6.14 Change of Control. The Lender shall have the option, exercisable on at least one (1) Business Day prior notice, upon the consummation, in whole or in part, of any transaction effecting any change of control of the Borrower that has been approved as such by any federal or state regulatory agency, to declare the entire principal of, and interest accrued on, the Revolving Loan then outstanding to be, and the Notes and all of the Borrower’s Liabilities shall thereupon become, forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Borrower will forthwith pay to each holder of the Notes the entire outstanding principal of and interest accrued on the Notes and to the Lender all of the Borrower’s Liabilities.

     6.15 Release; Environmental Indemnity. The Borrower hereby, to the full extent permitted by law, releases the Lender from any and all causes of action, claims or rights which the Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from: (a) any failure of the Lender to protect, enforce or collect in whole or in part any of the Collateral; and (b) any other act or omission to act on the part of the Lender, its officers, agents or employees, except in each instance for a breach by the Lender of this Agreement, willful misconduct and gross negligence. The Borrower agrees to indemnify and save the Lender, its officers, directors, employees and agents, harmless of, from and against any liability, loss, damage or expense (including reasonable attorneys’ fees) to which the Lender or any of such persons may become subject, arising from or based upon: (x) any violation, or claim of violation, by the Borrower, GBC, or GBK of any laws, regulations or ordinances relating to Hazardous Materials; or (y) any Hazardous Materials located or disposed of on or released or transported from any property owned, leased or operated by the Borrower, GBC, or GBK, or any claim of any of the foregoing.

[Remainder of Page Intentionally Left Blank]

     THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE BORROWER, GBC, GBK, OR THE LENDER. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. THE BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY THE BORROWER AND THE BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THE AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS FULLY INCORPORATED THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GOLD BANC CORPORATION, INC.

By:	/s/ Rick J. Tremblay

	Name:	Rick J. Tremblay
	Title:	Executive Vice President

BANK ONE, NA

By:	/s/ Doug Gallun

	Name:	Doug Gallun
	Title:	First Vice President

S-1

EXHIBIT A

FORM OF REVOLVING NOTE

$25,000,000.00	Chicago, Illinois
October 1, 2004

     FOR VALUE RECEIVED, the undersigned, GOLD BANK CORPORATION, INC., a Kansas corporation having its principal place of business at 11301 Nall Avenue, Leawood, Kansas 66211 (the “Borrower”), hereby promises to pay to the order of BANK ONE, NA, a national banking association (the “Lender”), in such coin or currency of the United States that shall be legal tender in payment of all debts and dues, public and private, at the time of payments, the principal sum of Twenty-Five Million and No/00 Dollars ($25,000,000.00), or whatever lesser amount of principal remains unpaid and owing from time to time.

     This Note is referred to in, and was executed and delivered pursuant to, that certain Loan Agreement dated as of October 1, 2004 between the Borrower and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), to which reference is hereby made for a statement of the terms and conditions under which the loan evidenced hereby is to be repaid and for a statement of remedies upon the occurrence of a “Default” or “Event of Default” as defined therein. The Agreement is incorporated herein in its entirety by reference. All terms which are capitalized and used herein (which are not otherwise specifically defined herein) and which are defined in the Agreement shall be used in this Note as defined in the Agreement.

     The unpaid principal balance plus all accrued but unpaid interest hereunder shall be due and payable on October 1, 2005, or such earlier date on which such amount shall become due and payable on account of acceleration by the Lender or otherwise in accordance with the terms of the Agreement.

     Interest on the outstanding unpaid principal amount hereof, from the date hereof until payment in full hereof, shall be determined as provided in the Agreement and calculated on the basis of a 360-day year, counting the actual number of days elapsed from the date of an Advance, and, except as provided in the Agreement with respect to Eurodollar Advances, shall be payable in arrears on the last day of each March, June, September and December, for the three-month period then ending, commencing December 31, 2004, and at maturity.

     Upon the occurrence of any Default, the Default Rate of Interest as provided in Section 1.3(c) of the Agreement shall apply. Interest due hereunder may, at the Lender’s option, be charged to the Borrower’s account with the Lender.

     It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of the Revolving Loan. Accordingly, if any transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in the Agreement or this Note, it is agreed that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under the Agreement or this Note or otherwise in connection with the Agreement or this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to the Borrower by the Lender. All sums paid, or agreed to be paid, to the Lender for the use, forbearance, and detention of the indebtedness of the Borrower by the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform over the full term thereof.

     To the extent permitted by applicable law, the Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption under the homestead exemption laws, if any, or any other exemption or insolvency laws, and consents that the Lender may release or surrender, exchange or substitute any real estate and/or personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note, and may extend the time for payment or (with the consent of the Borrower) otherwise modify the terms of payment for any part or the whole of the indebtedness evidenced hereby.

     Advances may be prepaid in accordance with, and subject to the terms, conditions, and obligations of the Borrower set forth in, the Agreement. Upon or at any time after the occurrence or existence of a Default, the Lender shall be entitled, at its option, to accelerate then outstanding indebtedness hereunder and take such other action as provided for in the Agreement.

THIS NOTE HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE AT, CHICAGO, ILLINOIS. THE REVOLVING LOAN PROVIDED HEREIN IS TO BE FUNDED AND REPAID AT, AND THIS NOTE IS OTHERWISE TO BE PERFORMED AT, CHICAGO, ILLINOIS AND THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO: (i) ITS JUDICIALLY OR STATUTORILY PRONOUNCED RULES REGARDING CONFLICT OF LAWS OR CHOICE OF LAW; (ii) WHERE ANY OTHER AGREEMENT IS EXECUTED OR DELIVERED; (iii) WHERE ANY PAYMENT OR OTHER PERFORMANCE REQUIRED BY ANY SUCH AGREEMENT IS MADE OR REQUIRED TO BE MADE; (iv) WHERE ANY BREACH OF ANY PROVISION OF ANY SUCH AGREEMENT OCCURS, OR ANY CAUSE OF ACTION OTHERWISE ACCRUES; (v) WHERE ANY ACTION OR OTHER PROCEEDING IS INSTITUTED OR PENDING; (vi) THE NATIONALITY, CITIZENSHIP, DOMICILE, PRINCIPAL PLACE OF BUSINESS, OR JURISDICTION OR ORGANIZATION OR DOMESTICATION OF ANY PARTY; (vii) WHETHER THE LAWS OF THE FORUM JURISDICTION OTHERWISE WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF ILLINOIS; OR (viii) ANY COMBINATION OF THE FOREGOING. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER RECOGNIZES THAT THE LENDER’S PRINCIPAL OFFICE IS LOCATED IN CHICAGO, ILLINOIS AND THAT THE LENDER MAY BE IRREPARABLY HARMED IF REQUIRED TO INSTITUTE OR DEFEND ANY ACTIONS AGAINST THE BORROWER IN ANY JURISDICTION OTHER THAN THE NORTHERN DISTRICT OF ILLINOIS OR COOK

COUNTY, ILLINOIS; THEREFORE, THE BORROWER IRREVOCABLY (a) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING RELATING TO THIS NOTE AND/OR THE REVOLVING LOAN EVIDENCED HEREBY MAY BE BROUGHT IN THE NORTHERN DISTRICT OF ILLINOIS, IF FEDERAL JURISDICTION IS AVAILABLE, AND, OTHERWISE, IN THE CIRCUIT COURT OF COOK COUNTY, AT THE LENDER’S OPTION; (b) CONSENTS TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; (c) WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN EITHER SUCH COURT; AND (d) AGREES TO JOIN THE LENDER IN ANY PETITION FOR REMOVAL TO EITHER SUCH COURT BROUGHT BY THE LENDER. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

[Remainder of Page Intentionally Left Blank]

     THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE BORROWER OR THE LENDER. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. THE BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY THE BORROWER AND THE BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS NOTE AND TO ENTER INTO THE OTHER LOAN DOCUMENTS, AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS FULLY INCORPORATED THEREIN.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first written above.

GOLD BANC CORPORATION, INC.

By:__________________________________
Name:
Title:

EXHIBIT B

CONFIRMATION

_________________, 20___

Bank One, NA
120 South LaSalle Street
Chicago, Illinois 60603

Attn: Correspondent Banking Dept.

Ladies and Gentlemen:

          This will confirm the telephone conversation Ms./Mr. _____________________ had with your office on _____________, 20___, regarding a request made pursuant to that certain Loan Agreement, dated as of October 1, 2004 (“Agreement”).

          The undersigned hereby requests from Loan #______________,

1.	[ ] a Borrowing [ ] a Conversion [ ] a Continuation

2.	On ___________________, 20__ (a Business Day).

3.	Under the Revolving Note.

4.	In the amount of: $________________________.

5.	Comprised of (circle one): Eurodollar Advance / Prime Rate Advance.

6.	With an Interest Period for a Eurodollar Advance (circle one):

30 days / 60 days / 90 days / 180 days.

           All capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

Very truly yours,
GOLD BANC CORPORATION, INC.

By: _____________________________________
Authorized Signature

B-1

EXHIBIT C

FORM OF PLEDGE AND SECURITY AGREEMENT

C-1